Delisting Determination, The Nasdaq Stock Market, LLC, March 5, 2025,
Adamas One Corp.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the security of Adamas One Corp.
effective at the opening of the trading session on March 17, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5250(c)(1).
The Company was notified of the Staff determination on April 11, 2024.
The Company received Additional Staff determination letters on April 23, 2024, May 20, 2024, and August 21, 2024.
On April 18, 2024, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel
(Panel) pursuant to Listing Rule 5815. A hearing was held on May 30, 2024.
On June 7, 2024 the Panel granted the request of Adamas One Corp. to continue its listing on the Exchange as long as its met the Panel's exceptions. On July 29, 2024, the Panel sent a decision modification to Adamas One Corp.
On September 3, 2024, the Panel determined to suspend the security of Adamas One Corp due to its failure to comply with the term's of the Panel's decision. The Company security was suspended on September 5, 2024.
The Staff determination to delist the Company securities became final on October 18, 2024.